Exhibit 99.2

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories in the United States and Canada from last-in, first-out (LIFO) to average cost. Inventories held by other subsidiaries of the parent company were previously, and continue to be, valued principally using the average cost method. Management believes that the change in accounting principle is preferable as it results in a consistent method to value inventory across all regions in our business, it improves comparability with our peers, and it more closely resembles the physical flow of our inventory. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented, and certain financial statement line items in the Company’s consolidated financial statements for the 2018 interim and full year periods were adjusted, as follows:

Reconciliation of Change in Inventory Accounting Method (unaudited)
(dollars in millions, except per share)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
	31-Mar-18	30-Jun-18	30-Sep-18	31-Dec-18	31-Dec-18
Statement of consolidated operations as originally reported:
Cost of goods sold	$2,381	$2,632	$2,534	$2,534	$10,081
Provision for income taxes	138	180	251	157	726
Net income	274	230	155	212	871
Net income attributable to noncontrolling interest	124	155	196	169	644
Net income (loss) attributable to Alcoa Corporation	150	75	(41)	43	227
Earnings per share attributable to Alcoa Corporation common shareholders:
Basic	$0.81	$0.40	$(0.22)	$0.23	$1.22
Diluted	$0.80	$0.39	$(0.22)	$0.23	$1.20

Segment Information - Footnote E as originally reported:
Segment adjusted EBITDA - Aluminum	$153	$231	$73	$(53)	$404
Segment adjusted EBITDA - Total	655	969	839	740	3,203
Corporate inventory accounting(1)	31	(32)	(17)	29	11

Effect of change:
Statement of consolidated operations
Cost of goods sold	$(79)	$121	$(49)	$(21)	$(28)
Provision for income taxes	13	(22)	9	6	6
Net income	66	(99)	40	15	22
Net income attributable to noncontrolling interest	21	(34)	5	7	(1)
Net income (loss) attributable to Alcoa Corporation	45	(65)	35	8	23
Earnings per share attributable to Alcoa Corporation common shareholders:
Basic	$0.24	$(0.35)	$0.19	$0.04	$0.12
Diluted	$0.24	$(0.34)	$0.19	$0.04	$0.13

Segment Information - Footnote E
Segment adjusted EBITDA - Aluminum	$34	$(1)	$11	$3	$47
Segment adjusted EBITDA - Total	34	(1)	11	3	47
Corporate inventory accounting(1)	45	(120)	38	18	(19)

Statement of consolidated operations as adjusted:
Cost of goods sold	$2,302	$2,753	$2,485	$2,513	$10,053
Provision for income taxes	151	158	260	163	732
Net income	340	131	195	227	893
Net income attributable to noncontrolling interest	145	121	201	176	643
Net income (loss) attributable to Alcoa Corporation	195	10	(6)	51	250
Earnings per share attributable to Alcoa Corporation common shareholders:
Basic	$1.05	$0.05	$(0.03)	$0.27	$1.34
Diluted	$1.04	$0.05	$(0.03)	$0.27	$1.33
Segment Information - Footnote E as adjusted:
Segment adjusted EBITDA - Aluminum	$187	$230	$84	$(50)	$451
Segment adjusted EBITDA - Total	689	968	850	743	3,250
Corporate inventory accounting(1)	76	(152)	21	47	(8)

(1)	Concurrent with the change in inventory accounting method as of January 1, 2019, management elected to change the label of this line item, which is subsequently labeled as Intersegment eliminations.

Consolidated Balance Sheet as originally reported at December 31, 2018:
Inventories	$1,644
Prepaid expenses and other current assets	301
Retained earnings	341
Noncontrolling interest	2,005

Effect of change:
Inventories	$175
Prepaid expenses and other current assets	19
Retained earnings	229
Noncontrolling interest	(35)

Consolidated Balance Sheet as adjusted at December 31, 2018:
Inventories	$1,819
Prepaid expenses and other current assets	320
Retained earnings	570
Noncontrolling interest	1,970